UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2014 (January 16, 2014)

Oxford Resource Partners, LP
(Exact name of registrant as specified in its charter)

Delaware	001-34815	77-0695453
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 South High Street, Suite 3450 Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 643-0314

____________________________________________________________________
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 16, 2014, Oxford Mining Company, LLC (“Oxford Mining”), a wholly owned subsidiary of Oxford Resource Partners, LP (the “Registrant”), and AEP Generation Resources Inc. (successor in interest to Ohio Power Company (formerly known as Columbus Southern Power Company)) (“AEP”), completed the execution and delivery of an amendment (the “Amendment”) to the Coal Purchase and Sale Agreement between them dated as of May 21, 2004, as amended (such Coal Purchase and Sale Agreement as amended prior to the Amendment, the “AEP-Oxford Agreement”).

The Amendment modified the AEP-Oxford Agreement, effective January 1, 2014, by reducing the annual contract quantity of coal for 2014 to be supplied thereunder by Oxford to the Conesville plant of AEP’s affiliate by 50,000 tons from 1,700,000 tons to 1,650,000 tons. Oxford Mining was able to fully replace that tonnage under a separate contract with AEP to supply and deliver 50,000 tons of washed coal during January 2014 to the Conesville plant. As a result of the Amendment and the contract for the replacement tonnage, the total amount of coal to be supplied by Oxford Mining to the Conesville plant in 2014 remains unchanged at 1,700,000 tons.

The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which will be filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Oxford Resource Partners, LP

	By:	Oxford Resources GP, LLC,
its general partner

Dated: January 17, 2014		By:	/s/ Daniel M. Maher
Name: Daniel M. Maher
Title: Senior Vice President, Chief Legal Officer and Treasurer